Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

The Beachbody Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock	Rule 457(c)	543,590(1)	$8.33(2)	$4,528,104.70(2)	$0.00014760	$668.35

Carry Forward Securities	N/A	—	—	—		—

	Total Offering Amounts					$4,528,104.70		$668.35

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due							$668.35

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on January 19, 2024.